November 5, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated November 5, 2014 on our review of interim financial information of Realogy Holdings Corp. and its subsidiaries (the "Company") for the three-month and nine-month periods ended September 30, 2014 and September 30, 2013 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2014 is incorporated by reference in its Registration Statements on Form S-8 (No. 333 - 184383) and Form S-3 (No. 333 - 187816).
Very truly yours,
/s/ PricewaterhouseCoopers LLP